[LOGO] ICU Medical, Inc.

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT is made and entered into as of this first day of __________________, by and between ICU Medical, Inc., a Delaware corporation ("Employer"), and ___________________ ("Employee").

                                    RECITALS

            A. Employer is engaged in the business of developing and manufacturing safe medical connectors.

            B. Employer desires to continue to employ Employee, and Employee desires to continue to be employed, on the terms and conditions set forth in this Agreement.

            C. Prior to or contemporaneously with the date of this Agreement, Employee and the Company have entered into an Indemnification Agreement and a Confidentiality and Inventions Agreement.

                                    AGREEMENT

            Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

            1. TERMS OF AGREEMENT

                  1.1 Initial Term The initial term of this agreement shall begin on __________________ and shall continue until __________________ unless it is terminated earlier pursuant to Section 5.

                  1.2 Renewal Terms Notwithstanding Section 1.1, this Agreement shall be extended and continue in effect, subject to Section 5, until the earlier of (i) the execution by Employer and Employee of an amendment extending this Agreement or a new employment agreement or (ii) __________________ if, but only if, at __________________ each of the following is true:

            a. This Agreement has not been terminated pursuant to Section 5 and Employer has not notified Employee of a termination pursuant to
            Section 5;

            b. Neither Employer nor Employee has notified the other of its or his intention not to extend or renew this Agreement; and


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            c. The parties have not yet executed an amendment extending this
            Agreement or a new employment agreement.

      Neither this Agreement nor the employment of Employee will in any event continue beyond __________________ unless Employer and Employee execute an amendment extending this Agreement or a new employment agreement by such date.

            2. EMPLOYMENT

                  2.1 Employment of Employee. Employer hereby hires Employee as Vice President of Operations. Employee hereby accepts such employment on the terms and conditions of this Agreement.

                  2.2 Position and Duties. Employee shall serve as Vice President of Operations of Employer and shall have the general powers and duties of management usually vested in that office in a corporation and such other powers and duties as may be prescribed by the Board of Directors or the Bylaws of Employer. In this position, Employee will report directly to, and be subject to the supervision of the President and Chief Executive Officer.

                  2.3 Standard of Performance. Employee agrees that s/he will at all times faithfully and industriously and to the best of his/her ability, experience and talents perform all of the duties that may be required of and from him/her pursuant to the terms of this Agreement. Such duties shall be performed at such place or places as the interests, needs, business and opportunities of Employer shall require or render advisable.

                  2.4 Exclusive Service. Employee shall devote all of his/her business energies and abilities and all of his/her productive time to the performance of his/her duties under this Agreement (reasonable absences during holidays and vacations excepted), and shall not, without the prior written consent of Employer, render to others any service of any kind (whether or not for compensation) that, in the opinion of Employer, would materially interfere with the performance of his/her duties under this Agreement.

                  Employee shall not, without the prior written consent of Employer, maintain any affiliation with, whether as an agent, consultant, employee, officer, director, trustee or otherwise, nor shall s/he directly or indirectly render any services of an advisory nature or otherwise to, or participate or engage in, any other business activity.

            3. COMPENSATION

                  3.1 Compensation. During the term of this Agreement, Employer shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee's services under this Agreement.


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                  3.2 Base Salary. Employer shall pay to Employee a base salary of $________ semi-annually in equal installments payable no less frequently than semi-monthly.

                  3.3 Incentive Bonus Compensation. Employee shall be eligible to receive a bonus equal to $_________ which is equal to _____ (__%) percent of the base salary, as set forth in section 3.2. Payment of this bonus shall be determined by successful completion of specific performance goals (see ADDENDUM TO EMPLOYMENT AGREEMENT ___________________).

                  3.4 Fringe Benefits. Subject to Section 3.6 and upon satisfaction of the applicable eligibility requirements, Employee shall be entitled to all fringe benefits which Employer may make generally available from time to time for its executive employees. Such benefits shall include without limitation those available, if any, under any group insurance, profit sharing, pension or retirement plans or sick leave policy.

                  3.5 Vacation and Holiday. Employee shall be entitled to vacations and holidays in accordance with Employer's policies in effect from time to time and published in the Employer's Employee Handbook.

                  3.6 Deduction from Compensation. Employer shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

                  3.7 Disability Severance Benefits. Should Employee's employment hereunder be terminated by reason of his/her total disability, Employer shall pay Employee, within 30 days of termination, a lump sum severance payment equal to 50% of the base salary in Section 3.2, in addition to accrued vacation and regularly accrued salary for any pay periods worked by the employee, but not paid. Total disability means Employee is unable to perform his/her duties for a consecutive period of six months due to bodily injury or sickness, including mental or nervous disorder, as determined by a physician selected by Employer, and while disabled s/he does not engage in any employment for wage or profit.

                  Employer's obligation to pay disability severance benefits shall be reduced by any payments for which s/he and his/her dependents are eligible under the Federal Social Security Act, and any payment to which s/he is eligible under the Worker's Compensation Law, Unemployment Insurance Code or other similar legislation, or under any other plan or insurance maintained and paid for by Employer providing benefits for loss of time from disability or unemployment.

            4. REIMBURSEMENT OF EXPENSES

                  Employer shall pay to or reimburse Employee for those travel, promotional and similar expenditures incurred by Employee which Employer determines are reasonably necessary for the proper discharge of Employee's duties under this Agreement and for which Employee submits appropriate receipts and indicates the amount, date, location and business character, provided that


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the nature and general amount of such expenditures is either in accordance with the Company's policies announced from time to time or approved in advance.

            5. TERMINATION

                  5.1 Termination Date. The date on which this Agreement terminates shall be the "Termination Date." After the Termination Date, Employee shall not be employed by Employer, Employer shall promptly pay to Employee any compensation under this Agreement accrued but unpaid as of that date, and Employee shall not be entitled to any compensation from Employer for the performance by Employee after that date of any obligations of Employee to Employer under this Agreement.

                  5.2 Termination Without Cause. Without cause, Employer may terminate this Agreement at any time for any reason, or no reason (including without limitation the Employee's disability as a result of any physical or mental condition that Employer determines will prevent Employee from performing the essential functions of the job, with or without reasonable accommodation) by giving Employee 60 days written notice. If requested by Employer to do so, Employee shall continue to perform his/her duties under this Agreement during such 60 day period. This Agreement shall automatically and without further action of Employer terminate on the death of Employee.

                  5.3 Termination For Cause. Employer may terminate this Agreement at any time without prior notice for "cause" or in the event that Employee does not cure a breach of any provision of this Agreement within five days after Employer delivers demand to Employee to cure such breach. For this purpose, "cause" shall include, without limitation, (i) Employee's insubordination, meaning the willful failure to conform to or conduct himself/herself in accordance with the policies and standards of Employer or the refusal to perform the duties assigned pursuant to Section 2 or assigned by the Board of Directors; (ii) the dishonesty of Employee; (iii) Employee's conviction for a felony or for fraud, embezzlement or any other act of moral turpitude;
(iv) any willful violation by Employee of laws or regulations applicable to Employer's business; or (v) Employee's gross negligence or willful misconduct in the performance of his/her duties under this Agreement which would adversely affect the business or reputation of Employer. A termination by Employee at any time after the occurrence of an event which would constitute cause for termination by Employer shall be considered a termination by Employer for cause.

                  5.4 Return of Employer Property. Within five days after the Termination Date, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer, including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee's possession or under Employee's control. Employee shall not retain any copies or duplicates of such property and all licenses granted to him/her by Employer to use computer programs or software shall be revoked on the Termination Date.


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            6. NONCOMPETITION

                  6.1 Noncompetition During Employment. During the term of this Agreement, Employee shall not, without the prior written consent of Employer, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly or as an officer, director, employee, consultant, or holder of more than ___ (_%) percent of the capital stock of any other corporation. Otherwise, Employee may make personal investments in any other business so long as these investments do not require him/her to participate in the operation of the companies in which s/he invests.

                  6.2 Non-solicitation. Employee acknowledges that s/he will have access at the highest level to, and the opportunity to acquire knowledge of, valuable, confidential and proprietary information relating to the business of the Company and, accordingly, in order to preserve the value of such information for the Company, Employee covenants and agrees as follows:

                        (a) Employee shall not, during the term of this Agreement and for a period of one year following the termination of this Agreement for any reason, without the prior written consent of the Company, directly or indirectly offer employment to, or engage the services of, persons who were employed in the Company during the 12 month period preceding such termination date.

                        (b) The Employee shall not, during the term of this Agreement and for a period of one year following termination of this Agreement for any reason, solicit, for himself or others, any person or entity which was a customer of the Company on such termination date.

            7. OTHER PROVISIONS

                  7.1 Compliance With Other Agreements. Employee represents and warrants to Employer that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which s/he is bound, including without limitation any agreement restricting the sale of products similar to Employer's products in any geographic location or otherwise. Employee acknowledges that Employer is relying on his/her representation and warranty in entering into this Agreement, and agrees to indemnify Employer from and against all claims, demands, causes of actions, damages, costs or expenses (including attorneys' fees) arising from any breach thereof.

                  7.2 Injunctive Relief. Employee acknowledges that the services to be rendered under this Agreement and the items described in Sections 5.4, 6 and 7 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Employer in money damages for a breach of this Agreement. Accordingly, Employee agrees and consents that if s/he violates any of the provisions of this Agreement, Employer, in addition to any other rights and remedies available under this


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Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith.

                  7.3 Attorneys' Fees. The prevailing party in any suit, arbitration or other proceeding brought to enforce any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including attorneys' fees at the hourly rates usually charged by that party's attorneys.

                  7.4 Nondelegable Duties. This is a contract for Employee's personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during his/her life.

                  7.5 Entire Agreement. No discussions or comments made by the Employer's agents, personnel, staff, officers or attorneys concerning the subject matter of this Agreement evidence or imply any agreement other than the terms specifically included herein. No provision can be waived or modified by conduct or oral agreement either before or after execution of this Agreement. No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in this Agreement, except as set forth in the Indemnification Agreement and Confidentiality and Inventions Agreement. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter. Notwithstanding the foregoing, the parties intend to be bound by the terms of the Indemnification Agreement and the Confidentiality and Inventions Agreement, which govern the relationship of the parties with respect to subject matter of those respective agreements.

                  7.6 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

                  7.7 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

                  7.8 Amendment and Waiver. This Agreement may not be modified or amended except by a written agreement signed by the President/CEO of Employer, and Employee. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.


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                  7.9 Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

                  7.10 Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or 48 hours after deposit with the United State Postal Service as registered or certified mail, postage prepaid and addressed as follows:

                        (a) If to Employer, to the principal office of Employer in the State of California, marked "Attention: President"; or

                        (b) If to Employee, to the most recent address for Employee appearing in Employer's records.

                  7.11 Headings. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   EMPLOYER
                                   ICU MEDICAL, INC.

                                By
                                   --------------------------------- -----------
                                   (Name)                            date
                                   (Title)


                                   EMPLOYEE

                                By
                                   --------------------------------- -----------
                                   (Name)                            date


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